Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Stephen D. Axelrod, CFA
John Pougnet, CEO/CFO	Alisa Steinberg (Media)
XELR8 Holdings, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(303) 316-8577	(212) 370-4500; (212) 370-4505
CEO@xelr8.com	steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

XELR8 HOLDINGS, INC. RETAINS

WOLFE AXELROD WEINBERGER ASSOCIATES LLC AS ITS INVESTOR RELATIONS COUNSEL

DENVER, January 28, 2008 — XELR8 Holdings, Inc. (Amex: BZI), a provider of functional foods, beverages and nutritional supplements, today announced that it has retained Wolfe Axelrod Weinberger Associates LLC as its investor relations counsel to communicate its strategic goals and business opportunities in order to increase investor awareness and thereby enhance shareholder value.

Mr. John Pougnet, CEO stated, “XELR8 Holdings, Inc.’s Board of Directors believes that now is the appropriate time for XELR8 to more aggressively inform investors of the Company’s powerful growth story as acceptance of the nutritional benefits of BAZI™, our powerful, antioxidant , all natural, eight-fruit drink, gains increased consumer recognition and greater sales.  After an extended search we have selected Wolfe Axelrod Weinberger Associates, LLC. to assist us in expanding our investor relations activities.  Wolfe Axelrod Weinberger Associates, LLC., a focused, successful investor relations agency, has extensive experience working with emerging growth and microcap companies and a broad network of investment contacts who are seeking new attractive investment opportunities.  We are looking forward to working with its team to gain increased investor support and market liquidity and, foremost, improvement of shareholder value.”

About XELR8 Holdings, Inc.

XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. These include the Company’s Eat/Drink/Snack System; Peak Performance System; and its newest market entry, Bazi™, a powerful, concentrated, antioxidant (Vitamins A, C & E) nutritional drink packed with eight different superfruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals, providing all the daily vitamin and minerals you need in a single, convenient, one-ounce shot.

XELR8’s commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as 3-time World Series Champion Curt Schilling, five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr. XELR8 products are only available through independent distributors located throughout the nation. For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com.

About Wolfe Axelrod Weinberger Associates LLC

Wolfe Axelrod Weinberger Associates LLC (WAW) has been representing publicly traded emerging growth companies to both Wall Street and Main Street for over 25 years.  WAW designs and implements pro-active, creative and aggressive programs that enable our clients to lower their cost of capital and capture the attention they deserve from the investment community and the media.

###